Exhibit 10.25

Jeffrey T. Bowman Chief Operating Officer Global Property & Casualty

November 2, 2007

Mr. Brian Flynn

[redacted]

RE:	Senior Vice President, Chief Information Officer

Dear Brian:

I am very pleased to extend you an offer to join Crawford & Company in the regular full-time position of Senior Vice President*, Chief Information Officer, reporting directly to Crawford & Company’s President and CEO. Your employment will be contingent upon (1) your passing a drug test, (2) your being bondable, (3) your passing a criminal background check, (4) your employability in the U.S., (5) your having acceptable results on a motor vehicle records check, and (6) your executing the Crawford & Company agreement regarding Confidentiality & Non-Solicitation. The following will outline the specifics of the position.

Start Date:	December 3, 2007

Work Location:	Atlanta, GA

Grade Level:	EX03

Base salary:	$275,000 ($10,577 per pay period)

Sign on Bonus:	$50,000 to be paid on date of hire

Annual Incentive Plan:	Target Bonus of 40% of annual base salary. Annual payout opportunity from 0X to 2X Target Bonus, based on performance

Long Term Incentive:	Participation in the Executive Stock Bonus Plan

Restricted Stock:	28,000 Shares with 3-year vesting at 33.33% per year, issued under and subject to the terms and conditions of the Crawford & Company Executive Stock Bonus Plan*

Perquisites:	Those extended to a Senior Vice President, including a company provided automobile

Vacation:	4 Weeks per year

Benefits:	Those extended to full-time employees

SERP:	Participation in the Company Supplemental Executive Retirement Plan*

EXCELLENCE IN EVERYTHING WE TOUCH

1001 Summit Blvd ¡ Atlanta, Georgia 30319 ¡ 404.300.1000 ¡ Fax 404.300.0160 ¡

Brian Flynn

Severance:

In the event your employment with Crawford should be terminated for reasons other than “cause”, or in the event of a “change-in-control” of the company, both as solely defined by the Chief Executive Officer, you will be paid a lump sum amount as severance compensation equal to one year of your then current base salary, subject to all appropriate taxes payable as soon as is practicable following the termination of employment or change-in-control.

Your receiving this severance payment is subject to execution by you and the Company of an agreement achieving mutually acceptable terms on matters pertaining to:

•        return of all Crawford property, documents, or instruments;

•        no admission of liability on the part of Crawford;

•        general release of any and all claims;

•        non-disclosure of the arrangements;

•        non-solicitation of employees and customers;

•        non-competition;

•        cooperation, and

•        non-disparagement

*	Note: Indicates items subject to approval of the Company’s Board of Directors

Your employment with the Company is at-will, which means that either you or the Company may terminate your employment at any time, with or without cause. Your job duties, title, compensation and benefits as well as the Company’s policies and procedures may change from time to time during your employment with the Company.

I look forward to your leadership and success in fulfilling this most important role for the Company. I request you confirm these terms and conditions with your signature.

Sincerely,

/s/ J. T. Bowman
Jeffrey T. Bowman
Chief Operating Officer Global Property & Casualty

I have reviewed and accept the terms and conditions as offered.

/s/ Brian Flynn	November 3, 2007
Brian Flynn	Date:

EXCELLENCE IN EVERYTHING WE TOUCH